UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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NEUROMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

April 8, 2013

Dear Stockholder,

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of NeuroMetrix, Inc. to be held on Monday, May 6, 2013, at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111. The attached notice of annual meeting and proxy statement describe the business we will conduct at the annual meeting and provide information about us that you should consider when you vote your shares.

At the annual meeting, we will ask stockholders (i) to elect two persons to our Board of Directors, (ii) to approve the Corporation’s Fifth Amended and Restated 2004 Stock Option and Incentive Plan which, among other things, increases the number of shares of the Corporation’s common stock authorized for issuance thereunder by 300,000 shares, (iii) to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, (iv) to consider an advisory vote on compensation of our named executive officers, and (v) to consider an advisory vote on the frequency of holding an advisory vote on compensation of our named executive officers. Our Board of Directors recommends the approval of each of proposals (i) through (iv) and recommends that you vote to hold the advisory vote on compensation of our named executive officers every THREE years. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. Therefore, when you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your ongoing support. We look forward to seeing you at our annual meeting.

Sincerely,

Shai N. Gozani, M.D., Ph.D.
Chairman, Chief Executive Officer and President

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The annual meeting of stockholders of NeuroMetrix, Inc., a Delaware corporation (the “Corporation”), will be held on Monday, May 6, 2013, at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, for the following purposes:

1.	to elect the two persons nominated by the Board of Directors as Class III directors, each to serve until our 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;
2.	to approve the Corporation’s Fifth Amended and Restated 2004 Stock Option and Incentive Plan which, among other things, increases the number of shares of the Corporation’s common stock authorized for issuance thereunder by 300,000 shares;
3.	to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013;
4.	to approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement;
5.	to approve by an advisory vote the frequency of holding an advisory vote on compensation of our named executive officers; and
6.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 3, 2013, the record date fixed by our Board of Directors for such purpose. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, you are requested to complete, sign, date, and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card.

By Order of the Board of Directors,

Shai N. Gozani, M.D., Ph.D.
Chairman, Chief Executive Officer and President

Waltham, Massachusetts
April 8, 2013

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail.
—OR—
Stockholders may also complete a proxy via the Internet or by telephone in accordance with the instructions listed on the proxy card.

April 8, 2013

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451
781-890-9989

PROXY STATEMENT

This proxy statement, the attached notice of annual meeting of stockholders and the enclosed proxy card are being mailed to stockholders on or about April 8, 2013 and are furnished in connection with the solicitation of proxies by the Board of Directors of NeuroMetrix, Inc. (“NeuroMetrix”, “we”, “us”, or the “Corporation”) for use at our 2013 annual meeting of stockholders to be held on Monday, May 6, 2013, at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and at any adjournments or postponements thereof. Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2012 annual report, which includes our financial statements for the fiscal year ended December 31, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2013.

This proxy statement and our 2012 annual report to stockholders are available for viewing, printing and downloading at http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy.

Only stockholders of record as of the close of business on April 3, 2013 will be entitled to vote at the meeting and any adjournments or postponements thereof. As of that date, 2,260,195 shares of our common stock, $0.0001 par value per share (the “common stock”), were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person, although the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy. Any stockholder delivering a proxy has the right to revoke it by either: (1) filing a written revocation with our Secretary at NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451; (2) submitting a new proxy by telephone, Internet, or proxy card after the date of the previously submitted proxy; or (3) appearing in person at the meeting and voting by ballot at the annual meeting. Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares should be voted for the nominees for director or withheld from the nominees for director and whether your shares should be voted for, against, or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours a day and will close at 11:59 p.m. Eastern Time on May 5, 2013.

If your shares are held in “street name” (held in the name of a bank, broker, or other nominee), you must provide the bank, broker, or other holder of record with instructions on how to vote your shares and can do so as follows:

•	By mail. Follow the instructions you receive from your broker or other nominee explaining how to vote your shares.
•	By Internet or by telephone. Follow the instructions you receive from your broker or other nominee to vote by Internet or telephone.
•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the annual meeting. You will not be able to vote at the annual meeting unless you have a proxy card from your broker.

The representation in person or by proxy of at least a majority of all shares of common stock issued, outstanding, and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from the nominees for election as director, abstentions, and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

Each of the persons named as proxies in the proxy is one of our officers. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of two Class III directors, any stockholder submitting a proxy has a right to withhold authority to vote for the nominee to the Board of Directors in the manner provided on the proxy. The stockholders also will act upon proposals (1) to approve the Corporation’s Fifth Amended and Restated 2004 Stock Option and Incentive Plan (the “Fifth Amended and Restated 2004 Stock Plan”) which, among other things, increases the number of shares of the common stock authorized for issuance thereunder by 300,000 shares, (2) to ratify the selection of the Corporation’s independent registered public accounting firm, (3) to approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement, and (4) to approve by an advisory vote the frequency of holding an advisory vote on compensation of our named executive officers.

If your shares are registered in your name, they will not be counted if you do not vote as described above. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares, the bank, broker or other holder of record has the authority to vote your unvoted shares only on Proposal 3 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

The following sets forth the vote required to approve each proposal and how votes are counted:

Proposal 1: Election of Directors	The nominees to serve as Class III directors who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominees, WITHHOLD your votes from all of the nominees or WITHHOLD your vote from either of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the outcome of the election of the nominees.
Proposal 2: Approve Corporation’s Fifth Amended and Restated 2004 Stock Option and Incentive Plan	The affirmative vote of a majority of the votes cast for or against this proposal is required to approve the Corporation’s Fifth Amended and Restated Stock Plan which, among other things, increases the number of shares of the common stock authorized for issuance thereunder by 300,000 shares, thereby increasing the total reserved shares under the Fifth Amended and Restated 2004 Stock Plan from 276,279 to 576,279. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Proposal 3: Ratify Selection of Our Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for or against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms do have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, the audit committee of our Board of Directors will reconsider its selection.
Proposal 4: Advisory Vote on Executive Compensation	The affirmative vote of a majority of the votes cast for or against this proposal is required to approve the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 5: Advisory Vote on Frequency of Advisory Vote on Executive Compensation	The frequency of holding an advisory vote on compensation of our named executive officers — every year, every two years, or every three years — receiving a majority of the votes cast will be the frequency approved by our stockholders. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on executive compensation.

If you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker, or other holder of record was allowed to vote those shares on your behalf in the election of directors as it felt appropriate. Changes in regulations have been made to take away the ability of your bank, broker, or other record holder to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other holder of record how to vote in the election of directors, no votes will be cast on this proposal on your behalf. In addition, your bank, broker or other holder of record will not have discretion to vote uninstructed shares on the Fifth Amended and Restated 2004 Stock Plan (Proposal 2 of this proxy statement), the approval of the advisory vote on executive compensation (Proposal 4 of this proxy statement) or the approval of the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 5 of this proxy statement).Your bank, broker, or other holder of record does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Corporation's independent registered public accounting firm (Proposal 3 of this proxy statement).

The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy.

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. In addition, we are required to file on a Current Report on Form 8-K no later than the earlier of one hundred fifty calendar days after the annual meeting or sixty calendar days prior to the deadline for submission of stockholder proposals as set forth under the heading “Stockholder Proposals” our decision on how frequently we will include a stockholder vote on the compensation of our named executive officers in our proxy materials.

Electronic Delivery of Future Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save the Corporation the cost of producing and mailing these documents by going to http://www.amstock.com, accessing your account information and following the instructions provided.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

Our amended and restated certificate of incorporation, as amended, provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each class of our Board of Directors serve for staggered three-year terms, with the terms of our Class I, Class II and Class III directors expiring upon the election and qualification of directors at the annual meetings of stockholders to be held in 2014, 2015, and 2013, respectively. As of the date that this proxy statement was mailed to stockholders:

•	our Class I directors are Allen J. Hinkle, M.D. and Timothy R. Surgenor;
•	our Class II director is Shai N. Gozani, M.D., Ph.D.; and
•	our Class III directors are David E. Goodman, M.D. and Nancy E. Katz.

Our Board of Directors has determined that Dr. Goodman, Dr. Hinkle, Mr. Surgenor, and Ms. Katz are independent directors for purposes of the corporate governance rules contained in the NASDAQ Marketplace Rules, or the NASDAQ rules. In making the independence determination with respect to these directors, our Board of Directors has considered the materiality of any relationship that each of our directors has with us. Our Board of Directors held six meetings during 2012. During 2012, all of our directors attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by any committees of our Board of Directors on which such director served.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Board Committees and Meetings

Audit Committee

Our Board of Directors currently has an Audit Committee consisting of Mr. Surgenor, Chairman, and Dr. Goodman and Ms. Katz. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading “Investor Relations” and subheading “Corporate Governance”. The role and responsibilities of our Audit Committee are set forth in the Audit Committee’s written charter and include, among other functions, assisting the Board of Directors in overseeing the operation of a comprehensive system of internal controls covering the integrity of the Corporation’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of the Corporation’s registered public accounting firm. Dr. Goodman, Ms. Katz, and Mr. Surgenor, are all “independent” as that term is defined in the rules of the SEC and the applicable NASDAQ rules relating to audit committee members. Our Board of Directors has determined that Mr. Surgenor qualifies as an “audit committee financial expert” as such term is defined in the rules of the SEC. The Audit Committee held five meetings during 2012. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee

Our Board of Directors has a Compensation Committee consisting of Drs. Goodman and Hinkle. Drs. Goodman and Hinkle are “independent directors” as that term is defined in the NASDAQ rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading “Investor Relations” and subheading “Corporate Governance”. The role and responsibilities of our Compensation Committee are set forth in the Compensation Committee’s written charter and include, among other functions, having direct responsibility for the oversight of all the compensation plans, policies, and programs of the Corporation in which the directors and executive officers participate, and certain other incentive and equity plans in which all other employees of the Corporation participate. The Compensation Committee held three meetings in 2012.

The Compensation Committee typically meets at least two times each year in connection with the consideration and determination of executive compensation. Depending on the nature of the matter to be discussed, these meetings may occur at regularly scheduled times or may be special meetings. Specific agenda items are typically determined by the members of the Compensation Committee and our Chief Executive Officer. The Compensation Committee has the authority to determine all compensation payable to our executive officers. For annual and other compensation decisions, our Chief Executive Officer typically provides detailed information to the Compensation Committee regarding the performance of our executive officers, to the extent relevant, and makes detailed recommendations to the Compensation Committee regarding the compensation of all executive officers, excluding his own. The Compensation Committee relied on informal inquiries with compensation consultants to assess practices at local area life sciences companies, conducted by the Corporation’s Human Resources Consultant, Jennifer Hayes, with respect to 2012 and 2013 salaries and equity awards, 2012 and 2013 bonus opportunities, and 2011 and 2012 bonus determinations. The Compensation Committee ultimately made all determinations regarding compensation payable to our executive officers throughout the year.

The Compensation Committee also enlisted the counsel of an independent compensation expert, Radford, in their 2012 review. They considered performance against metrics and other qualitative factors including our product and business positioning going into 2013, and our market capitalization in arriving at their decision that a corporate performance factor of 50% would be used for the executive officer bonuses. Further, the Compensation Committee decided that bonuses would be paid in our stock, after the appropriate tax withholding.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. As described above, the Compensation Committee has engaged the services of Jennifer Hayes and Radford. Ms. Hayes and Radford perform services solely on behalf of the Compensation Committee and have no relationship with the Corporation or management except as they may relate to performing such services. The Compensation Committee has assessed the independence of Ms. Hayes and Radford pursuant to SEC rules and the NASDAQ rules and concluded that no conflict of interest exists that would prevent Ms. Hayes or Radford from independently representing the Compensation Committee.

The Compensation Committee also typically reviews our director compensation on at least an annual basis, though no changes were made in the previous fiscal year. Our Chief Executive Officer may make recommendations to the Compensation Committee regarding director compensation.

Nominating and Corporate Governance Committee

Our Board of Directors currently has a Nominating and Corporate Governance Committee consisting of Mr. Surgenor and Dr. Hinkle. Mr. Surgenor and Dr. Hinkle are each “independent directors” as that term is defined in the NASDAQ rules. The Nominating and Corporate Governance Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading “Investor Relations” and subheading “Corporate Governance”. The role and responsibilities of our Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee’s written charter and include, among other functions, providing leadership in shaping the corporate governance of the Corporation, leading the Board of Directors in its annual review of the Board’s performance, assisting the Board by identifying individuals, consistent with the Board’s criteria, who are qualified to become Board members, recommending to the Board the director nominees for the next annual meeting of shareholders or for filling newly created directorships resulting from an increase in the size of the Board or vacancies, and recommending to the Board director nominees for each committee. The Nominating and Corporate Governance Committee held one meeting in 2012.

Policy Governing Director Attendance at Annual Meetings

The Board of Directors has adopted a policy that all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable due to unavoidable conflicts. All five of our current directors attended our 2012 annual meeting.

Policies Governing Director Nominations

Securityholder Recommendations

The Nominating and Corporate Governance Committee’s current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of our stockholders entitled to vote in the election of directors in compliance with the procedures established from time to time by the Nominating and Corporate Governance Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at 62 Fourth Avenue, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating and Corporate Governance Committee. All securityholder recommendations for director candidates for our 2014 annual meeting of stockholders must be submitted to our Secretary on or before December 9, 2013 and must include the following information:

•	the name and address of record of the stockholder;
•	a representation that the securityholder is a record holder of our stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended;
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board of Directors from time to time;
•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;
•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Board Membership Criteria

The Nominating and Corporate Governance Committee has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a Nominating and Corporate Governance Committee-recommended nominee for a position on the Board of Directors:

•	The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Nominating and Corporate Governance Committee, to be highly effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the interests of our company and stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that:

•	the Board of Directors will be comprised of a majority of “independent directors” in accordance with the NASDAQ rules;
•	each of our Audit, Compensation, and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors;
•	each member of our Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement; and

•	at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Nominating and Corporate Governance Committee, when recommending that the Board of Directors select persons for nomination, may consider diversity among its members and whether the nominee has direct experience in the industry or in the markets in which we operate. The Nominating and Corporate Governance Committee strives where appropriate to achieve a diverse balance of professional expertise and backgrounds, including expertise in finance, operations, and strategy and backgrounds in health care, medical devices, and other industries.

The Nominating and Corporate Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve our interests and the interests of our stockholders.

Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a securityholder in compliance with the Nominating and Corporate Governance Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Nominating and Corporate Governance Committee from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of each proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board of Directors. Based on these considerations, the Nominating and Corporate Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve the interests of our company and stockholders. The Nominating and Corporate Governance Committee will evaluate proposed director candidates who have been recommended by securityholders in compliance with the policies and procedures established by the Nominating and Corporate Governance Committee in the same manner as all other proposed director candidates being considered by the Nominating and Corporate Governance Committee, with no regard to the source of the initial recommendation of such proposed director candidate.

Board Leadership Structure

The positions of chairman of the Board and chief executive officer of the Corporation have historically been combined, and Dr. Gozani currently holds both positions. We believe this Board leadership structure is appropriate because of the efficiencies achieved in having the role of chief executive officer and chairman combined, and because the detailed knowledge of our day-to-day operations and business that the chief executive officer possesses greatly enhances the decision-making processes of the Board of Directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet in executive sessions without Dr. Gozani in attendance. We do not have a lead independent director.

Board’s Role in Risk Oversight

Management is responsible for managing the risks that we face. The Board of Directors is responsible for overseeing management’s approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of the full board in reviewing our strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Our Board’s role in risk oversight has not, to date, had any effect on the board’s leadership structure.

While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, the Audit Committee and Compensation Committee assist the Board of Directors in fulfilling that responsibility. The Audit Committee assists the Board of Directors in its oversight of risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and the Compensation Committee assists the Board of Directors in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Communications with the Board

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at Name(s) of Director(s)/Board of Directors of NeuroMetrix, Inc., c/o Secretary, NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, MA 02451.

We recommend that all correspondence be sent via certified U.S. Mail, return receipt requested. All correspondence received by the Secretary will be forwarded by the Secretary promptly to the addressee(s).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available on our website at http://www.neurometrix.com under the heading “Investor Relations” and subheading “Corporate Governance,” and we intend to disclose either on this website or through the issuance of a press release any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors or executive officers that would otherwise be required to be disclosed under SEC rules or, to the extent permitted, NASDAQ rules. A current copy of the Code of Business Conduct and Ethics may also be obtained, without charge, upon written request directed to us at: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Compliance Officer.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Currently, we have two Class III directors with a term expiring at our 2013 annual meeting of stockholders, David E. Goodman, M.D. and Nancy E. Katz. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated and recommends that Dr. Goodman and Ms. Katz be elected as Class III directors, to hold office until our 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Dr. Goodman and Ms. Katz have indicated their willingness to serve, if elected; however, should Dr. Goodman or Ms. Katz become unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee(s) recommended by our Board of Directors.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote. This means that the persons receiving the highest number of “FOR” votes will be elected as directors. Votes may be cast for or withheld from each nominee. Broker non-votes and votes that are withheld are not included in the number of votes cast and will have no effect on the outcome of the election of the nominees.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES, DAVID E. GOODMAN, M.D. AND NANCY E. KATZ. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following table and biographical descriptions set forth certain information with respect to the nominees for election as Class III directors at the annual meeting, each continuing director who is not standing for election, and the executive officers who are not directors, based on information furnished to us by each nominee, director, and executive officer, as of February 8, 2013.

Name	Age	Position
Shai N. Gozani, M.D., Ph.D.	48	Chairman of the Board, Chief Executive Officer, President and Secretary
Thomas T. Higgins	61	Senior Vice President, Chief Financial Officer and Treasurer
Guy Daniello	68	Senior Vice President of Information Technology
Krishnamurthy Balachandran	54	Senior Vice President, Chief Operating Officer, Commercial
Michael Williams, Ph.D.	56	Senior Vice President Engineering, Chief Technology Officer
David E. Goodman, M.D.(1)(2)	56	Director
Allen J. Hinkle, M.D.(2)(3)	62	Director
Nancy E. Katz(1)	53	Director
Timothy R. Surgenor(1)(3)	53	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Directors Nominated for Election at the Annual Meeting

David E. Goodman, M.D.  has served as a member of our Board of Directors since June 2004. Dr. Goodman is the Chief Medical Officer and co-founder of FirstVitals Health and Wellness, a personalized online health portal and also serves as an independent consultant and practicing physician. During 2010,

Dr. Goodman served as President and Chief Executive Officer of SEDline, Inc., a research-focused company with the mission to expand the scope and applications for neuromonitoring. From 2008 to 2009, Dr. Goodman served as Executive Vice President of Business Development for Masimo Corporation, a manufacturer of non-invasive patient monitors. From 2006 to 2008, Dr. Goodman served as an independent consultant providing product design, regulatory and analytical consulting services to medical device and biopharmaceutical companies and also served in this capacity from 2003 to 2004 and from 2001 to 2002. From 2005 to 2006, Dr. Goodman served as President and Chief Executive Officer of BaroSense, Inc., a medical device company focused on developing minimally invasive devices for the long-term treatment of obesity. From 2004 to 2005, Dr. Goodman served as President and Chief Executive Officer of Interventional Therapeutic Solutions, Inc., an implantable drug delivery systems company. From 2002 to 2003, Dr. Goodman served as Chairman, President and Chief Executive Officer of Pherin Pharmaceuticals, a pharmaceutical discovery and development company. From 1994 to 2001, Dr. Goodman held various positions, including Chief Executive Officer, Chief Medical Officer and director, for LifeMasters Supported SelfCare, Inc., a disease management services company that Dr. Goodman founded. Dr. Goodman also serves as a director of Sound Surgical Technologies LLC, a private manufacturer of aesthetic surgical tools. Dr. Goodman holds a B.A.S. in applied science and bioengineering and a M.S.E. in bioengineering from the University of Pennsylvania. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology. The Board has concluded that Dr. Goodman should serve as a director because Dr. Goodman’s medical and engineering background and his many years of executive experience in the medical device industry provide important experience and expertise to the Board.

Nancy E. Katz has served as a member of our Board of Directors since December 2010. Since May 2011, Ms. Katz has served as Vice President, Consumer Marketing at Medtronic, Inc., a medical technology company. From July 2005 to July 2010, Ms. Katz was Senior Vice President, Bayer Diabetes Care — North America. Prior to this position, she was President and Chief Executive Officer of Calypte Biomedical Corporation, a manufacturer of HIV diagnostics, President of Zila Pharmaceutical, Inc, a manufacturer of oral care products, and held senior marketing positions with the Lifescan division of Johnson & Johnson (blood glucose diabetes products), Schering-Plough Healthcare Products, and with American Home Products. She has previously served on the Boards of Directors of Neoprobe Corporation (AMEX: NEOP), Calypte Biomedical Corporation, LXN Corporation and Pepgen Corporation. She received a B.S. in business from the University of South Florida. The Board has concluded that Ms. Katz should serve as a director because her experience in diabetes care and marketing into the diabetes sector provides valuable insight to the Board and management in our diabetes strategy.

Directors Whose Terms Extend Beyond the Annual Meeting

Shai N. Gozani, M.D., Ph.D.  founded our company in 1996 and currently serves as Chairman of our Board of Directors and as our President, Chief Executive Officer and Secretary. Since founding our company in 1996, Dr. Gozani has served in a number of positions at our company including Chairman since 1996, President from 1996 to 1998 and from 2002 to the present, Chief Executive Officer since 1997 and Secretary since July 2008. Dr. Gozani holds a B.A. in computer science, an M.S. in Biomedical Engineering and a Ph.D. in Neurobiology, from the University of California, Berkeley. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences at M.I.T. Prior to forming our company, Dr. Gozani completed a neurophysiology research fellowship in the laboratory of Dr. Gerald Fischbach at Harvard Medical School. Dr. Gozani has published articles in the areas of basic and clinical neurophysiology, biomedical engineering and computational chemistry. The Board has concluded that Dr. Gozani should serve as a director because Dr. Gozani’s extensive knowledge of engineering and neurophysiology, combined with the unique understanding of our technology and business he has gained as our founder and as a key executive, provides invaluable insight to our Board and to the entire organization.

Allen J. Hinkle, M.D.  has served as a member of our Board of Directors since January 2006. From December 2010 through the present, Dr. Hinkle has served as the Chief Medical Officer of MVP Health Care, a not-for-profit health insurer. Dr. Hinkle was the Chief Medical Officer and Senior Vice President for Tufts Health Plan in Massachusetts, a health insurance provider, where he was responsible for medical management programs and initiatives from 2004 to 2009. Prior to becoming the Chief Medical Officer of Tufts Health Plan, Dr. Hinkle was Senior Medical Director and Vice President of Health Care Quality, Policy and Innovations at

Blue Cross Blue Shield of Massachusetts, a health insurance provider, from 2001 through September 2004. From 1995 to 2001, Dr. Hinkle was the Chief Medical Officer and Senior Vice President of Quality — Healthcare Management for Anthem Blue Cross Blue Shield of New Hampshire and Matthew Thornton Plan, health insurance provider organizations. Dr. Hinkle has over 30 years of experience in the healthcare field. Dr. Hinkle received a B.S. from the University of Massachusetts at Amherst and an M.D. from Albert Einstein College of Medicine in New York. He is board certified in pediatrics and anesthesiology and is an Associate Professor of Anesthesiology and Pediatrics at Dartmouth Medical School. He also owns several U.S. patents on medical devices. The Board has concluded that Dr. Hinkle should serve as a director because Dr. Hinkle’s years of experience as a physician and in executive positions in the health insurance industry provide the Board with valuable insights in the areas of product development and reimbursement.

Timothy R. Surgenor has served as a member of our Board of Directors since April 2009. Since April 2009, Mr. Surgenor has been a partner at Red Sky Partners, LLC, a provider of general management consulting services to the biotechnology and medical device industries. Since July 2012, Mr. Surgenor has also served as a director of Precision Ventures, a developer of medical and consumer devices. From 2003 to 2009, Mr. Surgenor served as President, Chief Executive Officer and director of Cyberkinetics Neurotechnology Systems (OTC: CYKN.PK), a medical device company. From January 1999 to January 2003, Mr. Surgenor was Executive Vice President at Haemonetics Corporation, which is a medical device company. From 1994 to 1999, Mr. Surgenor was President of Genzyme Tissue Repair, the cell therapy division of Genzyme Corporation. Previously, Mr. Surgenor was Executive Vice President and Chief Financial Officer of BioSurface Technology, Inc. and also held various positions in operations at Integrated Genetics. Mr. Surgenor received a B.A. in Biochemistry from Williams College and an M.B.A. from Harvard Business School. The Board has concluded that Mr. Surgenor should serve as a director because Mr. Surgenor’s long career in the medical device and biotechnology business as both an entrepreneur and in senior executive positions in public companies provides the Board with important industry experience as well as valuable finance, accounting and executive management expertise.

Executive Officers Who Are Not Directors

Thomas T. Higgins has served as our Senior Vice President, Chief Financial Officer and Treasurer since September 2009. Prior to joining NeuroMetrix, from January 2005 to March 2008, Mr. Higgins was Executive Vice President and Chief Financial Officer at Caliper Life Sciences, Inc, a provider of technology and services for life sciences research. Before Caliper, Mr. Higgins was Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. (Vitex), a biotechnology company addressing blood safety. Before Vitex, Mr. Higgins served at Cabot Corporation in various senior finance and operations roles. His last position at Cabot was President of Distrigas of Massachusetts Corporation, a subsidiary involved in the liquefied natural gas business, and prior to that he was Vice President and General Manager responsible for Cabot’s Asia Pacific carbon black operations. Before joining Cabot, Mr. Higgins was with PricewaterhouseCoopers where he started his career. Mr. Higgins holds a BBA with honors from Boston University.

Krishnamurthy Balachandran has served as our Senior Vice President and General Manager, International since April 2010. In January 2011 he assumed additional responsibilities as our Chief Operating Officer. Prior to joining NeuroMetrix, from November 2007 to April 2010, Mr. Balachandran was Vice President and General Manager of Cardinal Health’s NeuroCare Division, a provider of technology and services to the neurophysiology industry. Before joining Cardinal Health, Mr. Balachandran worked at with Hewlett Packard as Senior Director, Global Alliances from April 1999 to December 2006. Prior to joining Hewlett Packard, Mr. Balachandran was Vice President, International Sales and Marketing for Nicolet Biomedical, the leading business in EMG and nerve conduction testing which was subsequently acquired by Cardinal Health and became its NeuroCare division. Mr. Balachandran started his career in sales with Blue Star, Ltd of India. Mr. Balachandran, an electrical engineer from the National Institute of Technology in India, holds an MBA in Marketing from the Indian Institute of Management in Ahmedabad, India.

Guy Daniello has served as our Senior Vice President of Information Technology since July 2003 and, prior to that time, as our Vice President of Information Technology and Director of Information Technology since 1998. Prior to joining NeuroMetrix, Mr. Daniello was an independent software consultant, the Senior Vice President of Engineering at Shiva Corporation from 1996 to 1997, and the Chief Technology Officer and

Vice President of Product Development at Gandalf Technologies from 1993 to 1996. In 1991 he founded Network Architects, a software company. Prior to starting Network Architects, he served as President and Chief Executive Officer of Datamedia Corp. and the Director of Small Systems Development at Honeywell Information Systems. Mr. Daniello holds a B.S. in business administration from Northeastern University.

Michael Williams, Ph.D.  has served as our Senior Vice President of Engineering and Chief Technology Officer since September 2011 and, prior to that time, as our Senior Vice President of Engineering since July 2003 and as Vice President of Engineering since May 2000. From March 1996 to January 2000, Dr. Williams served as Division President at Radionics, where he was responsible for all software-based products, including treatment planning and image-guided surgery. Prior to Radionics, he served as an engineer at Hughes Aircraft Space & Communications Group. Dr. Williams received a B.S. in physics and mathematics from University of Puget Sound and an M.S. and Ph.D. in Physics from Brown University.

DIRECTORS’ COMPENSATION

The non-employee members of our Board of Directors receive annual cash compensation in the amount of $10,000 for service as a member of our Board of Directors, which is paid following each annual meeting of our stockholders. In addition, these non-employee directors receive the sum of $1,500 for each board or committee meeting that they attend, provided that they are not entitled to additional compensation for attending committee meetings that occur on the same day as a board meeting at which they attend. This cash compensation will be in addition to any stock options or other equity compensation that we determine to grant to our directors on a case by case basis. Dr. Gozani, the only member of our Board of Directors who is also an employee, is not separately compensated for his service on our Board of Directors.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committees thereof.

The following table shows compensation information with respect to services rendered to us in all capacities during the fiscal year ended December 31, 2012 for each non-employee member of the Board of Directors.

Director Compensation Table — 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total Compensation ($)
David E. Goodman, M.D.	28,000	1,050	(2)	26,616
Allen J. Hinkle, M.D.	19,000	1,050	(3)	22,116
Nancy E. Katz	17,500	1,050	(4)	20,616
Timothy R. Surgenor	30,000	1,050	(5)	30,116

(1)	These amounts represent the aggregate grant date fair value for 250 restricted shares granted to each director during fiscal year 2012 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 3 to our Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2012.
(2)	As of December 31, 2012, Dr. Goodman held 250 restricted shares, none of which were vested, and options to purchase 1,833 shares of common stock, 1,703 of which were vested.
(3)	As of December 31, 2012, Dr. Hinkle held 250 restricted shares, none of which were vested, and options to purchase 1,972 shares of common stock, 1,842 of which were vested.
(4)	As of December 31, 2012, Ms. Katz held 250 restricted shares, none of which were vested, and options to purchase 972 shares of common stock, 477 of which were vested.
(5)	As of December 31, 2012, Mr. Surgenor held 250 restricted shares, none of which were vested, and options to purchase 972 shares of common stock, 790 of which were vested.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Executive Compensation

The following table sets forth compensation information with respect to services rendered to us in all capacities during the fiscal years ended December 31, 2012 and 2011 for (i) the individual who served as the Chief Executive Officer during the year ended December 31, 2012, (ii) the individual who served as the Chief Financial Officer during the year ended December 31, 2012, and (iii) each of the three other most highly compensated executive officers who were serving as executive officers at December 31, 2012 (we refer to these individuals, collectively, as the “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Shai N. Gozani, M.D. Ph.D. Chairman of the Board, Chief Executive Officer, President and Secretary	2012	375,000	(2)	165,138	—	—	540,138
	2011	375,000	178,125	22,688	55,983	—	631,796
Thomas T. Higgins Senior Vice President, Chief Financial Officer and Treasurer	2012	275,000	(2)	87,300	—	—	362,300
	2011	275,000	104,500	9,529	23,513	—	412,542
Krishnamurthy Balachandran Chief Operating Officer	2012	275,000	(2)	87,300	—	—	362,300
	2011	275,000	100,375	9,529	23,616	—	408,520
Guy Daniello Senior Vice President of Information Technology	2012	239,532	(2)	58,912	—	—	298,444
	2011	239,532	68,267	6,806	16,795	—	331,400
Michael Williams, Ph.D. Senior Vice President of Engineering, Chief Technology Officer	2012	260,201	(2)	67,338	—	—	327,539
	2011	246,773	69,303	6,806	22,607	—	345,489

(1)	These amounts include the aggregate grant date fair value for option and stock awards granted during fiscal years 2012 and 2011 computed in accordance with FASB ASC Topic 718. The amount of each grant is set forth below under “Discussion of Summary Compensation Table — Long-Term Incentive Compensation.” A discussion of the assumptions used in determining the aggregate grant date fair value may be found in Note 3 to our Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2012. The 2012 stock awards presented above also include compensation in the form of fully vested shares of our common stock received by our executive officers in March 2013, as described in footnote 2 below.
(2)	Each named executive officer received fully vested shares of our common stock, net of applicable taxes, at a price per share of $2.39, which represented the closing price of our common stock as reported on the NASDAQ Capital Market on March 4, 2013, the date of the grant, in lieu of his cash bonus or any long-term incentive stock awards. The fair market value of the shares of common stock received, before withholding for taxes, by Dr. Gozani, Mr. Higgins, Mr. Balachandran, Mr. Daniello and Dr. Williams was $117,188, $68,750, $68,750, $44,912, and $48,788, respectively, and these amounts are included in the “Stock Awards” column. See “Discussion of Summary Compensation Table – Bonus Payments.”

Discussion of Summary Compensation Table

The compensation paid to the named executive officers may include salary, cash incentive compensation, and equity incentive compensation. The terms of employment agreements that we have entered into with our named executive officers are described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Cash Compensation

We pay our executive officers a base salary, which we review and determine annually. We have not increased the base salaries of our executive officers since 2009, with the exception of Dr. Williams who was promoted to Senior Vice President, Chief Technology Officer during 2011 and received a 9.5% increase in base salary to $260,201 in connection with that promotion.

Bonus Payments

Each executive officer has an annual bonus target which is expressed as a percentage of base salary. The annual bonus targets for executive officers were increased by 25% in 2012 reflecting the intention of the Compensation Committee to shift total executive compensation over time toward a higher percentage of annual performance-based awards. Consideration was also given to the fact that, in most cases, executive officer base salary had not been increased for several years. For 2012, executive officer bonus targets as a percentage of base salary were as follows: Dr. Gozani — 62.5%; Mr. Higgins — 50%; Mr. Balachandran — 50%; Mr. Daniello — 37.5%; and Dr. Williams — 37.5%.

The Compensation Committee has established a process for annual assessment of corporate performance which is the foundation for decisions regarding bonus payments to executive officers. Quantitative metrics are established following approval by the Board of Directors of the annual operating budget. These are monitored quarterly during the year and assessed after the end of the year. The Compensation Committee evaluates performance against metrics and also applies qualitative judgment in arriving at an overall corporate performance percentage. This process was followed for 2012 as in previous years. The most significant performance metrics for 2012 were:

•	Secure new equity funding of $7 million-$10 million. This metric was achieved in the February 2012 equity offering which raised $8.5 million in gross proceeds.
•	Manage cash usage below $10 million for the year. This metric was achieved with our 2012 cash usage totaling $9.1 million.
•	Advance the commercialization of NC-stat DPNCheck by achieving $1 million revenue, 1,000 device placements, and 100,000 biosensor sales in the first full year following launch. This metric was partly achieved with $1.5 million revenue, 939 device placements, and 107,000 biosensor sales.
•	Commercialize the SENSUS pain management system by completing product development, filing device and biosensor 510(k) premarket clearance applications with FDA, managing the FDA review and launching the product before the end of 2012. This metric was partially achieved with final FDA clearance in November 2012 and launch of SENSUS in January 2013.
•	Initiate five clinical studies by independent researchers which incorporate the NC-stat DPNCheck. This metric was achieved with five studies underway at the end of 2012.

The Compensation Committee enlisted the counsel of an independent compensation expert, Radford, in their 2012 review. They considered performance against metrics and other qualitative factors including our product and business positioning going into 2013, and our market capitalization in arriving at their decision that a corporate performance factor of 50% would be used for the executive officer bonuses. Further, as a means to incentivize and retain our current executive officers, the Compensation Committee decided that each of the executive officers would receive fully vested stock in lieu of his cash bonus or any long-term incentive stock awards. This decision of the Compensation Committee was reviewed and approved by the Board of Directors. As a result, the following shares of our common stock were issued to the executive officers in lieu of their 2012 cash bonus and any long-term incentive compensation, after the appropriate tax withholding: Dr. Gozani – 32,947 shares; Mr. Higgins — 17,048 shares; Mr. Balachandran — 18,473 shares; Mr. Daniello — 11,660 shares; and Dr. Williams — 12,691 shares. For 2011, the Compensation Committee followed a similar evaluation process and decided that the corporate performance factor was 95%. The 2011 bonuses were paid to the executive officers in cash in the amounts set forth in the Summary Compensation Table.

Long-Term Incentive Compensation

We grant long-term equity incentive awards in the form of stock options and restricted shares to executives as part of our total compensation package. The Compensation Committee decided not to grant long-term equity incentive awards to our executive officers for 2012 due to limitations on the amount of authorized shares available under the 2004 Stock Plan and because the Compensation Committee determined to pay 2012 bonuses in fully vested shares of common stock. See “— Bonus Payments” above

We made equity grants in March 2012, comprised of restricted shares, to our named executive officers under our 2004 Stock Plan: Dr. Gozani — 11,416 restricted shares; Mr. Higgins — 4,416 restricted shares; Mr. Balachandran — 4,416 restricted shares; Mr. Daniello — 3,333 restricted shares; and Dr. Williams — 4,416 restricted shares.

On February 1, 2011, we made the following equity grants, comprised of time-based stock options and restricted shares, to our named executive officers under our 2004 Stock Plan with an exercise price of $19.80 per share for the stock options: Dr. Gozani — 1,861 stock options and 1,146 restricted shares; Mr. Higgins — 782 stock options and 481 restricted shares; Mr. Balachandran — 782 stock options and 481 restricted shares; Mr. Daniello — 558 stock options and 344 restricted shares; and Dr. Williams 558 stock options and 344 restricted shares. In addition, on the same date, we made the following equity grants, comprised of performance-based stock options, to our named executive officers under our 2004 Stock Plan with an exercise price of $19.80 per share: Dr. Gozani — 2,792 stock options; Mr. Higgins — 1,173 stock options; Mr. Balachandran — 1,172 stock options; Mr. Daniello — 838 stock options; and Dr. Williams 837 stock options. The performance-based options fully vested on the achievement of certain revenue-related and cash flow targets, all of which were achieved in 2011. Accordingly, as of December 31, 2011, all performance-based stock options had vested. Dr. Williams also received a grant of 556 stock options on July 25, 2011 in connection with his promotion to Senior Vice President and Chief Technology Officer.

Stock options referred to above have a term of ten years and, other than the performance-based stock options, vest over four years with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments thereafter. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee is employed by us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee may continue to exercise the option for a period of 12 months, or for cause, in which case the option terminates immediately. Vesting of stock options is also subject to acceleration in some certain circumstances in connection with a change-in-control as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control.” The restricted shares granted in 2011 are subject to forfeiture provisions which expire with continuing service to us at the rate of 50% one year following the date of grant and 12.5% quarterly thereafter. The restricted shares granted in 2012 are subject to forfeiture provisions which cease to apply upon continuing service to us at the rate of 50% of the grant one year following the date of grant and 50% of the grant two years following the date of grant.

Management Retention and Incentive Plan

On August 2, 2012, our board of directors approved the Management Retention and Incentive Plan, or the MRIP, under which a portion of the consideration payable upon a change of control transaction, as defined in the MRIP, would be paid to our executive officers and certain other key employees. The MRIP is designed to retain these individuals during the critical, early commercialization phase of our diabetes initiative while providing management with an incentive to rapidly build corporate value potentially leading to a change of control transaction. The MRIP has been structured to work in conjunction with, and not replace, our other incentive programs such as our equity plans, severance arrangements, compensation and bonus plan, and other benefits. The MRIP is designed to provide an appropriate, market-based incentive to our executive officers and key employees which will be reduced over time as a result of any future equity grants to participants. Effectively, the MRIP has an embedded self-liquidation feature.

In the event of a change of control transaction, subject to the participant’s continued employment or service with us, the participant shall receive cash consideration equal to a fixed percentage of the value of the change of control transaction to be received by the Corporation or our stockholders, net of expenses and liabilities assumed. Each participant’s payment shall be reduced by (i) any payments to be made to the participant in the change of control transaction as a result of securities issued pursuant to our equity plans, (ii) the value then held by the participant of securities previously issued to the participant under our equity plans; and (iii) the then current value of shares issued to the participant under our equity plans and previously sold by the participant, excluding any founders shares. In addition, the percentage interest of each participant under the MRIP shall be further reduced, from and after the first equity offering by the Corporation after the date of the MRIP that results in net proceeds sufficient to finance the Corporation for at least one year, which we refer to as an Equity Offering, by each stock issuance by the Corporation, including the issuance of stock upon the exercise of options or warrants that are both granted and exercised after the Equity Offering in order to reflect the dilutive effect of such issuances.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to our named executive officers concerning the outstanding equity awards as of December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(16)
	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Shai N. Gozani, M.D., Ph.D.	972	—		71.64	4/01/18	—		—
	5,208	347	(1)	61.20	2/12/19	—		—
	1,454	873	(2)	60.84	4/02/20	—		—
	2,792	—		19.80	2/01/21	—		—
	814	1,047	(3)	19.80	2/01/21	—		—
						215	(13)	554
						143	(14)	370
						11,417	(15)	29,455
Thomas T. Higgins	1,173	—		19.80	2/01/21	—		—
	342	440	(4)	19.80	2/01/21	—		—
						121	(13)	311
						60	(14)	156
						4,417	(15)	11,395
Krishnamurthy Balachandran	1,172	—		19.80	2/01/21	—		—
	342	440	(5)	19.80	2/01/21	—		—
						60	(14)	156
						4,417	(15)	11,395
Guy Daniello	38	—		81.00	1/01/13	—		—
	972	—		71.64	4/01/18	—		—
	1,389	—		76.68	6/03/18	—		—
	1,302	87	(6)	61.20	2/12/19	—		—
	582	349	(7)	60.84	4/02/20	—		—
	838	—		19.80	2/01/21	—		—
	244	314	(8)	19.80	2/01/21	—		—
						86	(13)	221
						43	(14)	111
						3,333	(15)	8,600
Michael Williams, Ph.D.	63	—		81.00	1/01/13	—		—
	313	—		81.00	9/18/13	—		—
	17	—		81.00	9/06/16	—		—
	972	—		71.64	4/01/18	—		—
	1,389	—		76.68	6/03/18	—		—
	1,302	87	(9)	61.20	2/12/19	—		—
	582	349	(10)	60.84	4/02/20	—		—
	837	—		19.80	2/01/21	—		—
	244	314	(11)	19.80	2/01/21	—		—
	174	382	(12)	18.00	7/25/21	—		—
						86	(13)	221
						43	(14)	111
						4,417	(15)	11,395

(1)	Reflects the unexercised portion of a stock option for 5,556 shares of common stock that was granted on February 12, 2009. The option vests/vested 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(2)	Reflects the unexercised portion of a stock option for 2,326 shares of common stock that was granted on April 2, 2010. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.

(3)	Reflects the unexercised portion of a stock option for 1,861 shares of common stock that was granted on February 1, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(4)	Reflects the unexercised portion of a stock option for 782 shares of common stock that was granted on February 1, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(5)	Reflects the unexercised portion of a stock option for 782 shares of common stock that was granted on February 1, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(6)	Reflects the unexercised portion of a stock option for 1,389 shares of common stock that was granted on February 12, 2009. The option vests/vested 25% on the first, second, third and fourth anniversaries of the vesting start date.
(7)	Reflects the unexercised portion of a stock option for 931 shares of common stock that was granted on April 2, 2010. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(8)	Reflects the unexercised portion of a stock option for 558 shares of common stock that was granted on February 1, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(9)	Reflects the unexercised portion of a stock option for 1,389 shares of common stock that was granted on February 12, 2009. The option vests/vested 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(10)	Reflects the unexercised portion of a stock option for 931 shares of common stock that was granted on February 12, 2009. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(11)	Reflects the unexercised portion of a stock option for 558 shares of common stock that was granted on February 1, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(12)	Reflects the unexercised portion of a stock option for 556 shares of common stock that was granted on July 25, 2011. The option vests 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(13)	Reflects the unvested portion of a restricted stock grant for the indicated number of shares of common stock that was granted on April 2, 2010. The restricted shares vest 25% on the first anniversary of the vesting start date and then 1/16th each quarter thereafter until fully vested.
(14)	Reflects the unvested portion of a restricted stock grant for the indicated number of shares of common stock that was granted on February 1, 2011. The restricted shares vest 50% on the first anniversary of the vesting start date and then 1/8th each quarter thereafter until fully vested.
(15)	Reflects the unvested portion of a restricted stock grant for the indicated number of shares of common stock that was granted on March 13, 2012. The restricted shares vest 50% on the first and second anniversaries of the vesting start date.
(16)	Represents the amount of unvested shares of restricted stock multiplied by the closing market price per share of our common stock on December 31, 2012, as reported by The NASDAQ Capital Market, of $2.58.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

Shai N. Gozani, M.D., Ph.D.

We entered into an employment agreement with Dr. Gozani, effective as of June 21, 2004 and amended on December 31, 2008. Under the terms of the employment agreement, Dr. Gozani is to be paid an annual base salary determined by the Compensation Committee but not less than $250,000. Dr. Gozani’s salary for 2012 was $375,000. Dr. Gozani is also eligible to receive an annual cash performance bonus of up to 62.5% of his annual salary if certain performance objectives, determined by Dr. Gozani and our Compensation Committee, are met.

The employment agreement may be terminated by us with or without cause or by Dr. Gozani. Under the terms of the employment agreement, if (1) we terminate Dr. Gozani for any reason other than willful non-performance of his duties under the employment agreement, intentional fraud or dishonesty with respect to our business or conviction of a felony, which we refer to as a termination without cause, or (2) Dr. Gozani resigns as a result of a reduction in his responsibilities with us, reduction in his status with us, reduction of his salary, relocation of our corporate offices more than 35 miles from their current location or breach by us of the employment agreement, which we refer to as a termination for good reason, Dr. Gozani will be entitled to his full base salary at his then-current annual rate of pay, plus benefits and applicable bonus payments, through the date of his termination. In addition, in the event of such a termination, we will continue to pay Dr. Gozani his then-current annual base salary for one year following the termination. Additionally, Dr. Gozani will be entitled to his full annual cash performance bonus in the year that any of the following transactions occurs:

•	a sale of substantially all of our assets;
•	a merger or combination with another entity, unless the merger or combination does not result in a change in ownership of our voting securities of more than 50%; or
•	the sale or transfer of more than 50% of our voting securities.

Thomas T. Higgins

We entered into a letter agreement with Mr. Higgins effective September 2, 2009, which provides for our employment of Mr. Higgins as our Senior Vice President, Chief Financial Officer and Treasurer, on an at-will basis. Under the letter agreement, Mr. Higgins’ annual salary was set at $275,000, subject to periodic review and adjustment at our discretion. Mr. Higgins’ annual salary for 2012 was $275,000. Under the letter agreement, Mr. Higgins is also eligible to receive an annual cash performance bonus of up to 50% of his annual salary.

Under the terms of the letter agreement, if (1) we terminate Mr. Higgins’ employment without cause or (2) Mr. Higgins resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Higgins will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Higgins, subject to Mr. Higgins executing a release agreement with us. Additionally, in the event of a termination of Mr. Higgins without cause or for good reason, Mr. Higgins will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Krishnamurthy Balachandran

We entered into a letter agreement with Mr. Balachandran effective April 19, 2010, which provided for our employment of Mr. Balachandran as our Senior Vice President and General Manager International, on an at-will basis. In January 2011, he assumed additional responsibilities as our Chief Operating Officer, Neurodiagnostics. Under the letter agreement, Mr. Balachandran’s annual salary was set at $275,000, subject to periodic review and adjustment at our discretion. Mr. Balachandran’s annual salary for 2012 was $275,000. Under the letter agreement, Mr. Balachandran is also eligible to receive an annual cash performance bonus of up to 50% of his annual salary.

Under the terms of the letter agreement, if (1) we terminate Mr. Balachandran’s employment without cause or (2) Mr. Balachandran resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Balachandran will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Balachandran’s employment, subject to Mr. Balachandran executing a release agreement with us. Additionally, in the event of a termination of Mr. Balachandran without cause or for good reason, Mr. Balachandran will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Guy Daniello

We entered into a letter agreement with Mr. Daniello effective February 5, 2008 and amended on December 31, 2008, which provides for our employment of Mr. Daniello, as our Senior Vice President of Information Technology, on an at-will basis. Under the letter agreement, Mr. Daniello’s annual salary was set at $199,690, subject to periodic review and adjustment at our discretion. Mr. Daniello’s annual salary for 2012 was $239,532. Under the letter agreement, Mr. Daniello is also eligible to receive an annual cash performance bonus of up to 37.5% of his annual salary.

Under the terms of the letter agreement, if (1) we terminate Mr. Daniello’s employment without cause or (2) Mr. Daniello resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Daniello will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Daniello, subject to Mr. Daniello executing a release agreement with us. Additionally, in the event of a termination of Mr. Daniello without cause or for good reason, Mr. Daniello will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Michael Williams, Ph.D.

We entered into a letter agreement with Dr. Williams effective February 5, 2008 and amended on December 31, 2008, which provides for our employment of Dr. Williams, as our Senior Vice President of Engineering, on an at-will basis. Dr. Williams now serves as our Senior Vice President of Engineering and Chief Technology Officer. Under the letter agreement, Dr. Williams’ annual salary was set at $208,373, subject to periodic review and adjustment at our discretion. Dr. Williams’ annual salary for 2012 was $260,201. Under the letter agreement, Dr. Williams is also eligible to receive an annual cash performance bonus of up to 37.5% of his annual salary.

Under the terms of the letter agreement, if (1) we terminate Dr. Williams’ employment without cause or (2) Dr. Williams resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Dr. Williams will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Dr. Williams, subject to Dr. Williams executing a release agreement with us. Additionally, in the event of a termination of Dr. Williams without cause or for good reason, Dr. Williams will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Confidentiality and Non-Competition Agreements

Dr. Gozani, Mr. Higgins, Mr. Balachandran, Mr. Daniello, and Dr. Williams have each entered into a confidentiality and non-competition agreement with us, which provides for protection of our confidential information, assignment to us of intellectual property developed by the executive officer and non-compete and non-solicitation obligations that are effective during, and for 12 months following termination of, the executive officer’s employment.

Fourth Amended and Restated 2004 Stock Option and Incentive Plan

Under our 2004 Stock Plan, in the event of a merger, sale or dissolution of our company, or a similar “sale event,” all outstanding awards under our 2004 Stock Plan, unless otherwise provided for in a particular award, will terminate unless the parties to the transaction, in their discretion, provide for assumption, continuation or appropriate substitutions or adjustments of these awards. In the event that the outstanding awards under our 2004 Stock Plan terminate in connection with a sale event, all stock options and stock appreciation rights granted under our 2004 Stock Plan will automatically become fully exercisable and all other awards granted under our 2004 stock plan will become fully vested and non-forfeitable as of the effective time of the sale event. The administrator may also provide for a cash payment with respect to outstanding options and stock appreciation rights in exchange for the cancellation of such awards.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 15, 2013, except as noted below, of our common stock by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to beneficially own more than five percent of our common stock.

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 15, 2013, including any shares that could be purchased by the exercise of options or warrants on or within 60 days after March 15, 2013. Each stockholder’s percentage ownership is based on 2,260,195 shares of our common stock outstanding as of March 15, 2013 plus the number of shares of common stock that may be acquired by such stockholder upon exercise of options or warrants that are exercisable on or within 60 days after March 15, 2013.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Amount and Nature of Beneficial Ownership			Percent of Class of Total
Name and Address(1) of Beneficial Owner	Common Stock	Options(2)	Total
Directors and Executive Officers
Shai N. Gozani, M.D., Ph.D.	74,500	12,113	86,613	3.8%
Krishnamurthy Balachandran	25,211	1,612	26,823	1.2%
Thomas T. Higgins	24,761	1,612	26,373	1.2%
Michael Williams, Ph.D.	17,630	6,172	23,802	1.1%
Guy Daniello	15,766	5,599	21,365	*
Allen Hinkle, M.D.	250	1,910	2,160	*
David E. Goodman, M.D.	250	1,771	2,021	*
Timothy R. Surgenor	250	910	1,160	*
Nancy E. Katz	250	545	795	*
All Current Directors and Executive Officers as a group (9 persons)	158,868	32,244	191,112	8.3%

	Amount and Nature of Beneficial Ownership			Percent of Class of Total
Name and Address of Beneficial Owner	Common Stock	Options(2)	Total
Beneficial Owner of 5% or More Other than Directors and Executive Officers
Chayn Mousa(3)	198,814	—	198,814	8.8%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the address of each stockholder is c/o NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451.
(2)	Includes all options that are exercisable on or within 60 days from March 15, 2013 by the beneficial owner, except as otherwise noted.

(3)	This information is based solely on information contained in a Schedule 13D filed on November 20, 2012 by Chayn Mousa. Chayn Mousa’s address is 13455 Cutten Road Suite 1H, Houston, Texas, 77069.

TRANSACTIONS WITH RELATED PERSONS

We did not engage in any related person transactions during the years ended December 31, 2012 and 2011. Pursuant to our audit committee charter currently in effect, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of the NASDAQ Marketplace Rules, submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2012 as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, the audited financial statements for the Corporation for the fiscal year ended December 31, 2012.
2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them in accordance with Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee’s roles and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.neurometrix.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of PricewaterhouseCoopers LLP. The Audit Committee reviews NeuroMetrix’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of NeuroMetrix’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of PricewaterhouseCoopers LLP, which is engaged to audit and report on the financial statements of NeuroMetrix.

Based on the Audit Committee’s review of the audited financial statements and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NeuroMetrix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Respectfully submitted by the Audit Committee:

Timothy R. Surgenor, Chairman
David E. Goodman, M.D.
Nancy E. Katz

PROPOSAL 2: APPROVAL OF A FIFTH AMENDED AND RESTATED 2004 STOCK PLAN,
WHICH, AMONG OTHER THINGS, RESERVES AN ADDITIONAL 300,000 SHARES OF
COMMON STOCK FOR ISSUANCE UNDER THE FIFTH AMENDED AND RESTATED
2004 STOCK PLAN, THEREBY INCREASING THE TOTAL RESERVED SHARES
UNDER THE 2004 STOCK PLAN FROM 276,279 to 576,579.

General

Our Fourth Amended and Restated 2004 Stock Option and Incentive Plan, or the 2004 Stock Plan, currently authorizes the grant of stock options and other stock-based awards to officers, employees, non-employee directors, consultants and prospective employees of the Corporation and its subsidiaries. Currently, 276,279 shares of common stock are reserved for issuance pursuant to awards granted under the 2004 Stock Plan. As of March 21, 2013,approximately 58,124 shares were available for grant under the 2004 Stock Plan. On March 4, 2013, the Board of Directors approved the Fifth Amended and Restated 2004 Stock Plan, subject to stockholder approval, which (i) increases the aggregate number of shares authorized for issuance under the 2004 Stock Plan by 300,000 shares to 576,279 shares of common stock and (ii) increases from 83,333 to 150,000 the number of stock options and stock appreciation rights, as well as performance-based awards, that may be granted under the Plan to any participant in any fiscal year (collectively, the “Plan Amendments”).

Our Board of Directors, the Compensation Committee, and management believe that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. The Fifth Amended and Restated 2004 Stock Plan will maintain and enhance the key policies and practices adopted by our management and Board of Directors to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe that the Plan Amendments set forth above are essential to permit our management to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Accordingly, our Board of Directors believes approval of the Plan Amendments set forth above are in the best interests of us and our stockholders and recommends a vote “FOR” the approval of the Fifth Amended and Restated 2004 Stock Plan. In the event that the Fifth Amended and Restated 2004 Stock Plan is not approved by our stockholders, the 2004 Stock Plan will continue in effect without the amendment described above.

The Fifth Amended and Restated 2004 Stock Plan is being submitted to you for approval at the 2013 annual meeting of stockholders in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under the Fifth Amended and Restated 2004 Stock Plan by complying with Rule 162(m) of the Code. Approval by our stockholders of the Fifth Amended and Restated 2004 Stock Plan is also required by NASDAQ rules.

On March 21, 2013, the closing market price per share of our common stock was $2.45, as reported by The NASDAQ Capital Market.

Material Features of the Fifth Amended and Restated 2004 Stock Plan

The following description of certain material features of the Fifth Amended and Restated 2004 Stock Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the Fifth Amended and Restated 2004 Stock Plan that is attached hereto as Appendix A.

Shares Available.  The maximum number of shares authorized for issuance under the Fifth Amended and Restated 2004 Stock Plan will be 576,279 shares of common stock, which is an increase of 300,000 shares from the number of shares currently authorized for issuance under the 2004 Stock Plan. The shares underlying any awards that are forfeited, canceled or are otherwise terminated (other than by exercise) under the Fifth Amended and Restated 2004 Stock Plan will be added back to the shares authorized for issuance under the Fifth Amended and Restated 2004 Stock Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding will not be available for future issuance under the Fifth Amended and Restated 2004 Stock Plan. In addition, upon exercise of stock appreciation rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Fifth Amended and Restated 2004 Stock Plan.

Types of Awards.  The Fifth Amended and Restated 2004 Stock Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, cash-based awards and dividend equivalent rights.

Plan Administration.  The Fifth Amended and Restated 2004 Stock Plan will be administered by the Compensation Committee of the Board of Directors. The administrator of the Fifth Amended and Restated 2004 Stock Plan has the power and authority to select the participants to whom awards will be granted; to determine the time or times of grant; to determine the extent, if any, to which any award or any combination of awards is granted to participants; to determine the number of shares of stock to be covered by any award; to accelerate the exercisability or vesting of any award; and to determine the specific terms and conditions of each award, subject to the provisions of the Fifth Amended and Restated 2004 Stock Plan. The administrator may delegate to the Chief Executive Officer the authority to grant awards to employees, other than our executive officers, provided that the administrator includes a limitation as to the number of shares that may be awarded and provides specific guidelines regarding such awards.

Eligibility and Limitations on Grants.  All full-time and part-time officers, employees, non-employee directors, and other key persons are eligible to participate in the Fifth Amended and Restated 2004 Stock Plan subject to the discretion of the administrator. Approximately 40 people are currently eligible to participate in the Fifth Amended and Restated 2004 Stock Plan.

Performance-Based Compensation.  To ensure that certain awards granted under the Fifth Amended and Restated 2004 Stock Plan, including awards of cash, restricted stock and deferred stock, to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the Fifth Amended and Restated 2004 Stock Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria including (1) return on equity, assets, capital or investment; (2) pre-tax or after-tax profit levels; (3) cash flow, funds from operations or similar measure; (4) total shareholder return; (5) changes in the market price of the stock; (6) revenues, sales or market share; (7) net income (loss) or earnings per share; (8) computer support availability; (9) expense margins or operating efficiency (including budgeted spending limits) or (10) project development and sales milestones, any of which may relate to the Corporation or any subsidiary, division, operating unit or business segment of the Corporation, or any combination of the foregoing, and may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and, for financial measures, may be based on numbers calculated in accordance with U.S. generally accepted accounting principles or on an as adjusted basis. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle, and each performance cycle must be at least three months long. Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 150,000 shares for any performance cycle or $1,000,000 in the case of a performance-based award that is a cash based award, and options or stock appreciation rights with respect to no more than 150,000 shares may be granted to any one individual during any calendar year period.

Stock Options.  The exercise price of stock options awarded under the Fifth Amended and Restated 2004 Stock Plan may not be less than the fair market value of the common stock on the date of the option grant. The term of each stock option may not exceed 10 years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Fifth Amended and Restated 2004 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

To qualify as incentive stock options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.  The administrator may award a stock appreciation right independently of a stock option. The administrator may award stock appreciation rights subject to such conditions and restrictions as the administrator may determine, provided that the exercise price may not be less than the fair market value of the common stock on the date of grant and no stock appreciation right may be exercisable more than 10 years after the date of grant. Additionally, all stock appreciation rights are exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Restricted Stock.  The administrator may award shares to participants subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Corporation through a specified restricted period.

Deferred Stock.  The administrator may award phantom stock units to participants subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Corporation through a specified restricted period. At the end of the deferral period, the participants shall be paid, to the extent vested, in shares.

Unrestricted Stock.  The administrator may grant shares (at par value or for a purchase price determined by the administrator) that are free from any restrictions under the Fifth Amended and Restated 2004 Stock Plan. Unrestricted stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to such individuals.

Cash-Based Awards.  The administrator may grant cash-based awards to any grantee in an amount, upon such terms, and subject to such conditions as the administrator may determine. The administrator shall determine the maximum duration of the cash-based award, the amount of cash to which the cash-based award pertains, the conditions upon which the cash-based award shall become vested or payable, and such other provisions as the administrator shall determine. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of common stock, as the administrator determines.

Dividend Equivalent Rights.  The administrator may award dividend equivalent rights under the Fifth Amended and Restated 2004 Stock Plan subject to such conditions and restrictions as the administrator may determine, provided that dividend equivalent rights may only be granted in tandem with restricted stock awards, deferred stock awards or unrestricted stock awards. Dividend equivalents credited to the holder may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at fair market value on the date of the reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by us, if any.

Tax Withholding.  Participants in the Fifth Amended and Restated 2004 Stock Plan are responsible for the payment of any federal, state or local taxes that the Corporation is required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Corporation to withhold shares to be issued pursuant to an option exercise or other award, or by transferring to the Corporation shares having a value equal to the amount of such taxes.

Change of Control Provisions.  In the event of a merger, sale or dissolution of the Corporation, or a similar “sale event,” (as defined in the Fifth Amended and Restated 2004 Stock Plan) all outstanding awards under the Fifth Amended and Restated 2004 Stock Plan unless otherwise provided for in a particular award, will terminate unless the parties to the transaction, in their discretion, provide for assumption, continuation or appropriate substitutions or adjustments of these awards. In the event that the outstanding awards under the Fifth Amended and Restated 2004 Stock Plan terminate in connection with a sale event, all stock options and stock appreciation rights granted under the Fifth Amended and Restated 2004 Stock Plan will automatically become fully exercisable and all other awards granted under the Fifth Amended and Restated 2004 Stock Plan will become fully vested and non-forfeitable as of the effective time of the sale event, except as may be otherwise provided in the relevant award agreement, and each holder of an option or a stock appreciation right will be permitted to exercise such award for a specified period prior to the consummation of the sale event. The administrator may also provide for a cash payment with respect to outstanding options and stock appreciation rights in exchange for the cancellation of such awards.

Term.  No awards may be granted under the Fifth Amended and Restated 2004 Stock Plan after the 10-year anniversary of the date that the 2004 Stock Plan is approved by stockholders and no incentive stock option may be granted after the 10-year anniversary of the date that the 2004 Stock Plan was approved by the Board of Directors.

Amendments.  The Fifth Amended and Restated 2004 Stock Plan may not be amended without stockholder approval to the extent required by the NASDAQ rules or necessary to ensure that incentive stock options qualify as such under the Code and compensation earned under awards qualifies as performance-based compensation under the Code. Generally, under the NASDAQ rules, all material amendments to the Fifth Amended and Restated 2004 Stock Plan will be subject to approval by our stockholders including (1) any material increase in the number of shares to be issued under the Fifth Amended and Restated 2004 Stock Plan; (2) any material increase in benefits to participants under the Fifth Amended and Restated 2004 Stock Plan including any material change to: (i) permit a repricing (or decrease in exercise price) of outstanding stock options, (ii) reduce the price at which shares of common stock or stock options may be offered, or (iii) extend the duration of the Fifth Amended and Restated 2004 Stock Plan; (3) any material expansion of the class of participants eligible to participate in the Fifth Amended and Restated 2004 Stock Plan; and (4) any expansion in the types of awards provided under the Fifth Amended and Restated 2004 Stock Plan. Otherwise, the Board of Directors may amend or discontinue the Fifth Amended and Restated 2004 Stock Plan at any time, provided that no such amendment may adversely affect the rights under any outstanding award without the holder’s consent.

Repricing.  Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights, or SARs, or cancel, exchange, buyout or surrender outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs without stockholder approval.

Effective Date of the Fifth Amended and Restated 2004 Stock Plan.  On March 4, 2013, the Board of Directors approved the Fifth Amended and Restated 2004 Stock Plan, subject to stockholder approval. The Fifth Amended and Restated 2004 Stock Plan will become effective on the date it is approved by the stockholders. If the Fifth Amended and Restated 2004 Stock Plan is not approved by the stockholders, the 2004 Stock Plan will continue in effect without the amendments to the 2004 Stock Plan and awards may be granted thereunder in accordance with its terms.

New Plan Benefits

No grants have been issued with respect to the additional shares to be reserved for issuance under the Fifth Amended and Restated 2004 Stock Plan. The number of shares that may be granted to the Corporation’s Chief Executive Officer, executive officers, non-employee directors and non-executive officers under the Fifth Amended and Restated 2004 Stock Plan is not determinable at this time, as such grants are subject to the discretion of the Compensation Committee. The following table provides information with respect to the number of shares granted under the 2004 Plan as of March 15, 2013 to each of our named executive officers, our executive officers, our non-executive officer directors and our employees, excluding our executive officers.

Name and Position	Number of Shares Underlying Stock Options	Number of Shares Granted as Stock Awards
Shai N. Gozani, M.D., Ph.D. Chairman of the Board, Chief Executive Officer, President and Secretary	13,510	14,841
Thomas Higgins Senior Vice President, Chief Financial Officer, Treasurer	1,955	5,346
Krishnamurthy Balachandran Senior Vice President, Chief Operating Officer, Neurodiagnostics	1,955	4,898
Guy Daniello Senior Vice President of Information Technology	6,077	3,906
Michael Williams, Ph.D. Senior Vice President of Engineering, Chief Technology Officer	6,633	4,990
All executive officers as a group	30,130	33,981
Employees as a group (excluding executive officers)	17,163	10,052

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Fifth Amended and Restated 2004 Stock Plan. It does not describe all federal tax consequences under the Fifth Amended and Restated 2004 Stock Plan nor does it describe state or local tax consequences.

Incentive Stock Options.  Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options.  Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants.  With respect to stock grants under our Fifth Amended and Restated 2004 Stock Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units.  The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Limitation on the Corporation’s Deductions.  As a result of Section 162(m) of the Code, the Corporation’s deduction for certain awards under the Fifth Amended and Restated 2004 Stock Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Fifth Amended and Restated 2004 Stock Plan is structured to allow grants to qualify as performance-based compensation. However, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and our Board of Directors and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Vote Required

The Fifth Amended and Restated 2004 Stock Plan will be approved upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions and broker non-votes are not included in the number of votes cast for and against a matter and therefore have no effect on the vote on such matter.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIFTH AMENDED AND RESTATED 2004 STOCK PLAN WHICH, AMONG OTHER THINGS, RESERVES AN ADDITIONAL 300,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE FIFTH AMENDED AND RESTATED 2004 STOCK PLAN, THEREBY INCREASING THE TOTAL RESERVED SHARES UNDER THE 2004 STOCK PLAN FROM 276,279 to 576,279. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE FIFTH AMENDED AND RESTATED 2004 STOCK PLAN UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS

Introduction

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as our auditors for the year ending December 31, 2013. It is expected that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Vote Required

The selection of our independent registered public accounting firm for the year ending December 31, 2013 will be ratified upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions will have no effect on the vote on such matter. However, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. The ratification of this selection by our stockholders is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future years.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

ACCOUNTING FEES

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011 are as follows:

Audit Fees

The audit fees for PricewaterhouseCoopers LLP for professional services rendered for the 2012 audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $469,000, of which $340,000 was billed in 2012 and $129,000 was billed in 2013.

The audit fees for PricewaterhouseCoopers LLP for professional services rendered for the 2011 audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $408,000, of which $265,000 was billed in 2011 and $143,000 was billed in 2012.

Audit-Related Fees

There were no audit related fees for PricewaterhouseCoopers LLP in 2012 and 2011.

All Other Fees

Fees for PricewaterhouseCoopers LLP for services other than audit-related services were $16,800 for 2012 and $21,800 for 2011, and included annual fees of $15,000 and $20,000, respectively, in connection with our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services regarding the previously-disclosed investigation into certain of our past sales and marketing practices relating to our NC-stat System and $1,800 in both years for a software subscription used to review accounting literature.

Tax Fees

There were no tax fees for PricewaterhouseCoopers LLP in 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2012 and 2011 fiscal years.

PROPOSAL 4: ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

General

As required by Section 14A of the Securities Exchange Act, we are seeking your advisory vote of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation of Executive Officers.” Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. You are being asked to vote on the following advisory resolution:

RESOLVED, the compensation paid to the Corporation’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the related compensation tables, notes and narrative to the proxy statement, is hereby approved.

The compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board of Directors believes, promote the creation of long-term shareholder value and position the Corporation for long-term success. The mix of fixed and performance based compensation and the terms of long-term incentive awards as well as the terms of executives’ employment agreements, are all designed to enable the Corporation to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

We pay our executive officers a base salary, which we review and determine annually. We have not increased the base salaries of our executive officers since 2009, with the exception of one named executive officer who received a 9.5% increase in 2011 in connection with his promotion to Senior Vice President, Chief Technology Officer.

Each executive officer has an annual bonus target which is expressed as a percentage of base salary. The annual bonus targets for executive officers were increased by 25% in 2012 reflecting the intention of the Compensation Committee to shift total executive compensation over time toward a higher percentage of annual performance-based awards. Consideration was also given to the fact that, in most cases, executive officer base salary had not been increased for several years. For 2012, executive officer bonus targets ranged from 37.5% to 62.5%, the highest of which was for our Chief Executive Officer.

The Compensation Committee has established a process for annual assessment of corporate performance which is the foundation for decisions regarding bonus payments to executive officers. Quantitative metrics are established following approval by the Board of Directors of the annual operating budget. These are monitored quarterly during the year and assessed after the end of the year. The Compensation Committee evaluates performance against metrics and also applies qualitative judgment in arriving at an overall corporate performance percentage. The most significant performance metrics for 2012 were:

•	Secure new equity funding of $7 million-$10 million. This metric was achieved in the February 2012 equity offering which raised $8.5 million in gross proceeds.
•	Manage cash usage below $10 million for the year. This metric was achieved with our 2012 cash usage totaling $9.1 million.
•	Advance the commercialization of NC-stat DPNCheck by achieving $1 million revenue, 1,000 device placements, and 100,000 biosensor sales in the first full year following launch. This metric was partly achieved with $1.5 million revenue, 939 device placements, and 107,000 biosensor sales.
•	Commercialize the SENSUS pain management system by completing product development, filing device and biosensor 510(k) premarket clearance applications with FDA, managing the FDA review and launching the product before the end of 2012. This metric was partially achieved with final FDA clearance in November 2012 and launch of SENSUS in January 2013.

•	Initiate five clinical studies by independent researchers which incorporate the NC-stat DPNCheck. This metric was achieved with five studies underway at the end of 2012.

The Compensation Committee enlisted the counsel of an independent compensation expert, Radford, in the 2012 review of our bonus payments. They considered performance against metrics and other qualitative factors, including our product and business positioning going into 2013 and our market capitalization, in arriving at their decision that a corporate performance factor of 50% would be used for the executive officer bonuses. Further, as a means to incentivize and retain our current executive officers, the Compensation Committee decided that each of the executive officers would receive fully vested shares of our common stock in lieu of his cash bonus or any long-term incentive stock awards. This decision of the Compensation Committee was reviewed and approved by the Board of Directors.

For additional details, stockholders are urged to read the “Compensation of Executive Officers” section of this proxy statement, which discusses certain components of our executive compensation. The Compensation Committee and the Board of Directors believe that its policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Vote Required

The advisory vote on executive compensation will be approved upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions and broker non-votes are not included in the number of votes cast for and against this matter and therefore have no effect on the vote on such matter.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to our stockholders at least once every six years to determine whether an advisory vote on executive compensation should be held every one, two, or three years. In satisfaction of this requirement, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the option of once every year, two years, or three years that receives a majority of the number of votes cast for this resolution will be determined to be the preferred frequency with which the Corporation is to hold a stockholder vote to approve the compensation of our named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Summary Compensation Table, and the other related tables and disclosure).

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of these options.

Some have argued for less frequency. They point out that a less frequent vote would allow stockholders to focus on overall compensation design issues rather than details of individual decisions, would align with the goal of compensation programs — such as that of this Corporation — which are designed to reward performance that promotes long-term shareholder value, and would avoid the burden that an annual vote would impose on stockholders required to evaluate the compensation programs of a large number of companies each year.

In our judgment, holding an advisory vote on executive compensation every three years would be appropriate, as a vote every three years will provide us the appropriate time to understand any concerns and other feedback received from our stockholders, thoughtfully evaluate and respond to our stockholders and effectively implement any desired changes to our executive compensation program. An advisory vote every three years will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

While an advisory vote on executive compensation may reflect general satisfaction or dissatisfaction with a company’s practices, a dialogue about executive compensation between our stockholders and our Board of Directors or Compensation Committee members can provide a forum that is more conducive to expressing precise views regarding specific compensation practices. Our Board of Directors believes that stockholders should not have to wait for a formal vote at an annual meeting. We encourage our stockholders to convey their compensation concerns to us on a real-time basis and view the advisory vote as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding executive compensation. For more information on how to contact members of our Board of Directors, please see the section entitled “Board Matters and Corporate Governance — Communications with the Board” above.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. To vote on this proposal, you should mark your proxy for one year, two years, or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

Vote Required

The affirmative vote of a majority of the shares voted for this proposal — every year, every two years, or every three years — will be the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF HOLDING A VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH FREQUENCY UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 regarding the number of securities to be issued upon exercise, and the weighted average exercise price of outstanding options, warrants, and rights under our equity compensation plans and the number of securities available for future issuance under our equity compensation plans.

Equity Compensation Plan Information as of December 31, 2012

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	49,466	$76.08	198,647 (2)
Equity compensation plans not approved by security holders(3)	2,083	9.60	11,806
Totals	51,549	$73.38	210,453

(1)	Includes information related to our Amended and Restated 1996 Stock Option/Restricted Stock Plan, Amended and Restated 1998 Equity Incentive Plan, Fourth Amended and Restated 2004 Stock Option and Incentive Plan, and 2010 Employee Stock Purchase Plan.
(2)	As of December 31, 2012, there were 176,882 shares available for future grant under the Fourth Amended and Restated 2004 Stock Option and Incentive Plan and 21,765 shares available under the 2010 Employee Stock Purchase Plan. No new stock grants or awards will be made under the Amended and Restated 1996 Stock Option/Restricted Stock Plan or the Amended and Restated 1998 Equity Incentive Plan.
(3)	Includes information related to our 2009 Non-Qualified Inducement Stock Plan, which is designed to provide equity grants to new employees. Pursuant to this plan, we were authorized to issue Non-Qualified Stock Options, Restricted Stock Awards and Unrestricted Stock Awards.

STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2014 annual meeting must be received by us on or before December 9, 2013 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Secretary.

Stockholder proposals to be presented at our 2014 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2014 annual meeting, must be presented and received in accordance with the provisions of our by-laws. Our by-laws state that the stockholder must provide timely written notice of any nomination or proposal and supporting documentation. A stockholder’s notice will be timely if received by us at our principal executive office not less than 90 days (or February 5, 2014) nor more than 120 days (or January 6, 2014) prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date (or April 6, 2014) or more than 60 days after the Anniversary Date (or July 5, 2014), a stockholder’s notice shall be timely if received by us at its principal executive office not later than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to our Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 85 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through our regular employees, we may request banks, brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of our company registered in the names of a nominee and, if so, we will reimburse such banks, brokers, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail, or other form of electronic communication following the original solicitation.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Owners of common stock in street name may receive a notice from their broker or bank stating that only one annual report or proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Corporation will promptly deliver a separate copy to any stockholder upon written or oral request to the Corporation’s investor relations department at NeuroMetrix, Inc, 62 Fourth Avenue, Waltham, MA 02451 or by telephone at (781) 890-9989 or by e-mail at neurometrix.ir@neurometrix.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and holders of more than 10% of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such Reporting Persons are required by regulations of the SEC to furnish us with copies of all such filings. Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis except that five Forms 4 were not filed on a timely basis as a result of administrative error for one transaction for each of Krishnamurthy Balachandran, Guy Daniello, Dr. Shai N. Gozani, Thomas T. Higgins, and Dr. Michael Williams in connection with the surrender of restricted shares upon vesting of such restricted shares to pay taxes. We received a written statement from our directors, officers, and 10% stockholders or know from other means that any required Forms 5 were filed or that no Forms 5 were required to be filed.

Waltham, Massachusetts
April 8, 2013

Our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2012, and which provides additional information about us can be found on the website of the Securities and Exchange Commission at www.sec.gov. It is also available on our website at www.neurometrix.com. You may obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Attention: Secretary, NeuroMetrix, Inc, 62 Fourth Avenue, Waltham, MA 02451. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Appendix A

NEUROMETRIX, INC.
FIFTH AMENDED AND RESTATED
2004 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the NeuroMetrix, Inc. Fifth Amended and Restated 2004 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of NeuroMetrix, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board or a similar committee performing the functions of the Compensation Committee and that is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is traded on a national securities exchange the Fair Market Value of the Stock will equal the closing sales price as reported on the principal exchange or market for the Stock on such date. If there is no trading on such date, the determination shall be made by reference to the last date preceding such date for which there was trading.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award. Each such period shall not be less than three months.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee.  The Plan shall be administered by the Compensation Committee (the “Administrator”).

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the

Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s organizational documents or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.  Subject to adjustment as provided in Section 3(b), the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 576,279 shares of Stock, which number includes the 22,917 shares originally reserved under the Plan, plus 3,361 shares added pursuant to an evergreen provision in 2004 and 2005, plus 27,778 shares added to the Plan in 2006, 27,778 shares added to the Plan in 2008, 27,778 shares added to the Plan in 2009, 166,667 shares added to the Plan in 2011, and 300,000 shares added to the Plan in 2012.(1) For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan.

Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 150,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Unrestricted Stock Awards, Restricted Stock Awards or Deferred Stock Awards, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding

(1)	The number of shares reserved and available for issuance under the Plan, as well as all other share numbers in the Plan have been adjusted to reflect the one-for-four reverse stock split on July 15, 2004, the one-for-six reverse stock split on September 1, 2011, and the one-for-six reverse stock split on February 15, 2013.

Restricted Stock Award, (v) the number of Stock Options automatically granted to Non-Employee Directors, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c) Mergers and Other Transactions.  In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. In the event of such termination, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards shall become fully vested and nonforfeitable as of the effective time of the Sale Event, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation, and each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d) Substitute Awards.  The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a) Stock Options Granted to Employees and Key Persons.  The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an Internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(v) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b) Non-transferability of Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights.  A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, provided that all Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

(d) Stock Appreciation Rights Term.  The term of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Appreciation Right is granted.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.  A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder.  Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards.  A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock. To the extent that a

Deferred Stock Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c) Rights as a Stockholder.  During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d) Restrictions.  A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award, Cash-Based Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a) Performance Criteria.  The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (x) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (y) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (z) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) revenues, sales or market share; (vii) net income (loss) or earnings per share; (viii) computer support availability; (ix) expense margins or operating efficiency (including budgeted spending limits) or (x) project development milestones, any of which may relate to the Company or any Subsidiary, division, operating unit or business segment of the Company, or any combination of the foregoing, and may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and, for financial measures, may be based on numbers calculated in accordance with U.S. generally accepted accounting principles or on an as adjusted basis.

(b) Grant of Performance-based Awards.  With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards.  Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable.  The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 150,000 Shares (subject to adjustment as provided in Section 3(b) hereof) or $1,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee only as a component of an Unrestricted Stock Award, a Restricted Stock Award or a Deferred Stock Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b) Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b) Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or by exchanging a Stock Option or Stock Appreciation Right for any other Award. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 16. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights.  Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(f) Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No Incentive Stock Option may be granted under the Plan after the 10-year anniversary of the most recent prior date on which the Plan was approved by the Board of Directors (provided that the Plan was approved by stockholders within one year of such date) and no other Award may be granted under the Plan after the 10-year anniversary of the most recent prior date on which the Plan was approved by stockholders.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: MAY 12, 2004

DATE APPROVED BY STOCKHOLDERS: JUNE 18, 2004

DATE AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS: APRIL 16, 2006

DATE AMENDED AND RESTATED PLAN APPROVED BY STOCKHOLDERS: MAY 24, 2006

DATE SECOND AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS: APRIL 10, 2008

DATE SECOND AMENDED AND RESTATED PLAN APPROVED BY STOCKHOLDERS: MAY 22, 2008

DATE THIRD AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS: APRIL 16, 2009

DATE THIRD AMENDED AND RESTATED PLAN APPROVED BY STOCKHOLDERS: MAY 21, 2009

DATE FOURTH AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS: MARCH 30, 2012

DATE FOURTH AMENDED AND RESTATED PLAN APPROVED BY STOCKHOLDERS: MAY 14, 2012

DATE FIFTH AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS: MARCH 4, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

NEUROMETRIX, INC.

May 6, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230303040000001000 9 050613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND FOR "THREE YEARS" FOR PROPOSAL 5 . PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect two members to the Board of Directors as Class III Directors, to serve until our 2016 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below))

NOMINEES:
○ David E. Goodman, M.D.
○ Nancy E. Katz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 year	2 years	3 years	ABSTAIN
5. Proposal to approve, on an advisory basis, the frequency of holding a vote on the compensation of the Corporation's named executive officers.	☐	☐	☐	☐

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT SPECIFY ABOVE HOW YOU WANT YOUR SHARES TO BE VOTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3, AND 4, AND FOR "THREE YEARS" IN PROPOSAL 5.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

NEUROMETRIX, INC.

May 6, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230303040000001000 9 050613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND FOR "THREE YEARS" FOR PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect two members to the Board of Directors as Class III Directors, to serve until our 2016 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David E. Goodman, M.D.
- ○ Nancy E. Katz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
5. Proposal to approve, on an advisory basis, the frequency of holding a vote on the compensation of the Corporation's named executive officers.	☐	☐	☐	☐

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT SPECIFY ABOVE HOW YOU WANT YOUR SHARES TO BE VOTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3, AND 4, AND FOR "THREE YEARS" IN PROPOSAL 5.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.